Code Green Apparel Corp. S-1/A

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed the entire Form S-1/A registration statement for Code Green Apparel Corporation (the “Company”).

We have also analyzed the analytical sections and their conclusions as derived from the Audited Financial Statements. We hereby consent to the use in the Company’s amended Registration Statement pertaining to the registration of 44,308,609 shares of common stock of the Company of our Audit Report dated April 8, 2016 with respect to the financial statements of the Company as of December 31, 2015 and 2014. We also consent to the reference to us as “Experts” in the above referenced Registration Statement.

/s/ K. Brice Toussaint

K. Brice Toussaint

Dallas Texas

April 11, 2016